EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2023 FOURTH QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (January 25, 2024) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $1.9 million, or $0.19 diluted earnings per share, for the fourth quarter of 2023, compared to net income of $1.9 million, or $0.19 diluted earnings per share, for the third quarter of 2023, and net income of $3.3 million, or $0.31 diluted earnings per share, for the fourth quarter of 2022. Net income was $9.5 million, or $0.91 diluted earnings per share, for the year ended December 31, 2023, compared to net income of $13.0 million, or $1.17 diluted earnings per share, for the year ended December 31, 2022.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “Our net interest margin and overall profitability continue to be impacted by the significantly higher interest rate environment in 2023 compared to 2022. In spite of the challenges imposed by the current interest rate environment, we were able to maintain our loan and deposit portfolios and our profitability. Furthermore, credit quality remained stable with nonperforming loans and leases totaling 0.72% of total loans and leases at December 31, 2023.”

Fourth Quarter Performance Highlights:
•Assets totaled $1.5 billion at December 31, 2023, up from $1.4 billion at September 30, 2023, and $1.3 billion at December 31, 2022.
•Loans and leases, net of allowance for credit losses, totaled $1.1 billion at both December 31, 2023 and September 30, 2023, and totaled $961.7 million at December 31, 2022.
•Nonperforming loans and leases totaled $8.0 million, or 0.72% of total loans and leases, at December 31, 2023, compared to $8.0 million, or 0.74% of total loans and leases, at September 30, 2023, and $9.2 million, or 0.94% at December 31, 2022.
•The allowance for credit losses totaled $15.7 million, or 1.42% of total loans and leases outstanding, at December 31, 2023, compared to $15.5 million, or 1.43% of total loans and leases outstanding, at September 30, 2023. The allowance for loan and lease losses totaled $12.4 million, or 1.27% of total loans and leases outstanding, at December 31, 2022. On January 1, 2023, the Bank adopted the accounting standard referred to as Current Expected Credit Loss (“CECL”), which resulted in a one-time adjustment from equity into the allowance for credit losses and the allowance for off-balance sheet commitments in the amount of $3.8 million, net of tax.
•The provision for credit losses totaled $304,000 in the quarter ended December 31, 2023, compared to $50,000 in the quarter ended September 30, 2023, and no provision in the fourth quarter of 2022.
•Deposits totaled $1.0 billion at December 31, 2023, compared to $1.1 billion at September 30, 2023 and $1.0 billion at December 31, 2022. At December 31, 2023, noninterest-bearing deposits totaled $114.4 million, or 11.0% of total deposits, compared to $115.6 million, or 11.0% of total deposits at September 30, 2023, and $106.4 million, or 10.6% of total deposits at December 31, 2022. At December 31, 2023, approximately $216.0 million, or 20.7%, of our deposit portfolio, excluding collateralized public deposits, was uninsured.
•Stockholders’ equity totaled $134.9 million at December 31, 2023, compared to $118.0 million at September 30, 2023, and $132.4 million at December 31, 2022. The Company’s equity to assets ratio was 9.22% at December 31, 2023.
•Book value per share and tangible book value per share were both $12.03 at December 31, 2023, compared to $10.45 per share at September 30, 2023 and $11.23 per share at December 31, 2022.
•Net interest income increased to $9.3 million for the three months ended December 31, 2023, up $204,000 or 2.2% from $9.1 million for the prior quarter, and down $1.2 million or 11.3% from $10.5 million for the comparable quarter in 2022.
•Annualized net interest margin was 2.67% for the current quarter, compared to 2.66% in the preceding quarter and 3.33% the fourth quarter a year ago.
•The Company repurchased 91,575 shares of common stock at an average price of $10.66 per share during the quarter ended December 31, 2023.

•The Bank’s Tier 1 capital to total assets was 10.64%, well in excess of all regulatory requirements at December 31, 2023.
Income Statement Summary
Net interest income before the provision for credit losses increased $204,000, or 2.2%, to $9.3 million in the fourth quarter of 2023, compared to $9.1 million in the third quarter of 2023, and decreased $1.2 million, or 11.3%, from $10.5 million in the fourth quarter of 2022. The increase from the third quarter of 2023 primarily was due to a 25 basis point increase in the average yield earned on interest earning assets; in particular, the average yield on loans and leases receivable and cash and cash equivalents increased 22 basis points and 78 basis points, respectively. Additionally, a $25.2 million growth in the average balance of interest-earning assets contributed to the overall improvement. These increases were partially offset by a 25 basis point increase in the average rate paid on interest bearing liabilities and a $31.4 million increase in the average balance of interest bearing liabilities. The decrease from the comparable quarter in 2022 was due to an 88 basis point decrease in the average interest rate spread, partially offset by a $133.8 million increase in average interest earning assets. Since March 2022, in response to inflation, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System has increased the target range for the federal funds rate by 500 basis points, including 25 basis points during the third quarter of 2023, to a range of 5.25% to 5.50%. While net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, the benefits were offset by the higher cost of interest-bearing deposit accounts and borrowings, which tend to be shorter in duration than our assets and re-price or reset faster than assets.
Interest income increased $1.2 million, or 6.7%, to $18.6 million during the quarter ended December 31, 2023, compared to the quarter ended September 30, 2023, and increased $4.3 million, or 30.0%, compared to the quarter ended December 31, 2022.

Interest income on loans and leases increased $961,000, or 6.3%, to $16.2 million for the quarter ended December 31, 2023, compared to $15.3 million in the third quarter of 2023, due to a $24.9 million increase in the average balance of loans and leases, and an increase of 22 basis points to 5.93% in the average yield earned on loans and leases. Interest income on loans and leases increased $3.9 million, or 31.5%, in the fourth quarter of 2023 compared to the fourth quarter of 2022, due to an increase in the average balance of loans and leases of $138.0 million, and an increase of 77 basis points in the average yield earned on loans and leases.

Interest income on investment securities, excluding FHLB stock, decreased $8,000, or 0.4%, to $1.8 million during the quarter ended December 31, 2023, compared to the quarter ended September 30, 2023, and increased $34,000, or 1.9%, from the comparable quarter in 2022. The decrease in interest income on investment securities, excluding FHLB stock, from the third quarter of 2023 was due to a $13.5 million decrease in the average balance of investment securities, partially offset by a 12 basis point increase in the average yield earned on those securities. The increase in interest on investment securities, excluding FHLB stock, from the fourth quarter of 2022 was due to a 22 basis point increase in the average yield earned on investment securities, partially offset by an $18.1 million decrease in average balance of those securities. Dividends on FHLB stock increased $56,000, or 23.4%, during the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023, and increased $178,000, or 152.1%, compared to the quarter ended December 31, 2022. Interest income on cash and cash equivalents increased $158,000, or 155.1%, during the quarter ended December 31, 2023, compared to the quarter ended September 30, 2023, and increased $182,000, or 233.0%, compared to the quarter ended December 31, 2022. The increase in interest income on cash and cash equivalents from the third quarter of 2023 was due to an increase of $11.8 million in the average balance, along with a 78 basis point increase in the average yield. The increase in interest income on cash and cash equivalents from the fourth quarter of 2022 was due to a 163 basis point increase in the average yield and a $12.0 million increase in the average balance of cash and cash equivalents.

Interest expense increased $964,000, or 11.6%, to $9.3 million for the quarter ended December 31, 2023, compared to the quarter ended September 30, 2023, and increased $5.5 million, or 145.1%, compared to the quarter ended December 31, 2022. Interest expense on deposits increased $603,000, or 9.6%, to $6.9 million for the quarter ended December 31, 2023, compared to the previous quarter and increased $4.1 million, or 146.7%, from the comparable quarter in 2022. The increase in interest expense on deposits from the previous quarter was primarily due to a 24 basis points increase in the average rate paid on interest-bearing deposits. The increase from the comparable quarter in 2022 was due to an increase of $65.1 million in average balance of, and a 165 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 2.93% for the quarter ended December 31, 2023, compared to 2.69% and 1.28% for the quarters ended September 30, 2023 and December 31, 2022, respectively.

Interest expense on FHLB borrowings increased $361,000, or 18.3%, to $2.3 million for the fourth quarter of 2023 compared to the previous quarter and increased $1.4 million, or 140.5%, from the comparable quarter in 2022, primarily due to increases in the average rate paid on FHLB borrowings and the average balance of outstanding borrowings. The average balance of FHLB borrowings totaled $251.0 million during the quarter ended December 31, 2023, compared to $224.8 million and $183.5 million for the quarters ended September 30, 2023 and December 31, 2022, respectively. The average rate paid on FHLB borrowings was 3.71% for the quarter ended December 31, 2023, 3.50% for September 30, 2023 and 2.11% for the fourth quarter of 2022.

Annualized net interest margin was 2.67% for the fourth quarter of 2023, relatively unchanged compared to 2.66% for the third quarter of 2023 and down from 3.33% for the fourth quarter of 2022. The decrease in the net interest margin for the fourth quarter of 2023 compared to the comparable quarter in 2022 was primarily due to the rate paid on interest-bearing liabilities increasing faster than the yield on interest-earning assets.

The provision for credit losses totaled $304,000 for the three months ended December 31, 2023, compared to $50,000 during the quarter ended September 30, 2023 and no provision for the quarter ended December 31, 2022. The increase in the provision for credit losses primarily was due to loan growth. Net charge-offs during the fourth quarter of 2023 were $241,000, compared to net charge-offs of $299,000 during the third quarter of 2023 and net charge-offs of $143,000 in the fourth quarter of 2022. Uncertainties relating to the level of our allowance for credit losses remains heightened as a result of continued concern about a potential recession due to inflation, higher interest rates, stock market volatility, and overall geopolitical tensions.

Noninterest income increased $22,000, or 1.9%, to $1.2 million for the quarter ended December 31, 2023, compared to the quarter ended September 30, 2023, and decreased $212,000, or 15.3%, from the comparable quarter in 2022. The increase compared to the third quarter of 2023 primarily resulted from increases in card fee income and net gains on loan and lease sales, partially offset by a decrease in other income. Card fee income increased $50,000, or 16.6%, to $354,000 in the fourth quarter of 2023 compared to the previous quarter due to the renegotiation of terms with our credit card provider, and increased account activity during the holiday season. Net gains on loan and lease sales increased $29,000, or 32.7%, to $119,000 for the quarter ended December 31, 2023 compared to the previous quarter due to a slight increase in mortgage banking activity during the quarter. Other income decreased $62,000, or 16.5%, to $315,000 for the quarter ended December 31, 2023 compared to the prior quarter due to expenses associated with our captive insurance company. The decrease from the comparable quarter in 2022 was primarily due to decreases in loan and lease servicing fees, partially offset by increases in net gains on loan and lease sales and other income. Loan and lease servicing fees decreased $313,000, or 74.6%, to $107,000 for the quarter ended December 31, 2023 as compared to the comparable quarter in 2022 due to a recovery of $302,000 of mortgage servicing rights recorded in the fourth quarter of 2022 due to rising interest rates and not replicated in the current quarter. Net gains on loan and lease sales increased $60,000, or 103.5%, during the fourth quarter of 2023 compared to the fourth quarter of 2022 due to a slight increase in mortgage banking activity. Other income increased $41,000, or 14.8%, for the fourth quarter of 2023 compared to the same quarter in 2022 primarily due to fees earned from our participation in a loan hedging program with a correspondent bank. Service fees on deposit accounts decreased $23,000, or 7.6%, in the fourth quarter of 2023 from the comparable quarter in 2022. Card fee income increased $23,000, or 6.8%, in the fourth quarter of 2023 compared to the comparable quarter in 2022.

Total noninterest expense increased $17,000, or 0.2%, to $8.0 million for the three months ended December 31, 2023, compared to the third quarter of 2023, and increased $87,000, or 1.1%, compared to the same period in 2022. Salaries and employee benefits increased $170,000, or 3.9%, to $4.5 million for the quarter ended December 31, 2023, compared to the third quarter of 2023, and decreased $254,000, or 5.3%, compared to the quarter ended December 31, 2022. The increase in salaries and benefits from the third quarter of 2023 was primarily due to increased bonus expense, while the decrease in salaries and benefits compared to the fourth quarter of 2022 was primarily due to decreased bonus expense. Deposit insurance expense increased $243,000, or 86.8%, for the quarter ended December 31, 2023, compared to the third quarter of 2023, and increased $277,000, or 112.6%, from the comparable quarter in 2022, primarily due to a change in our asset and deposit mix, as well as an increase in the initial base deposit insurance assessment rate during 2023. Equipment expenses decreased $20,000 or 7.4%, during the fourth quarter of 2023 as compared to the prior quarter, and decreased $62,000, or 19.6%, compared to the comparable quarter in 2022. Data processing fees decreased $17,000, or 2.0%, to $836,000 for the quarter ended December 31, 2023 compared to the third quarter of 2023, and increased $94,000, or 12.6%, compared to the quarter ended December 31, 2022. The increase in data processing fees from the fourth quarter of 2022 was primarily due to increased software and online services expenses. Legal and professional fees decreased $125,000, or 23.7%, in the fourth quarter of 2023 compared to the prior quarter, and increased $42,000, or 11.7%, from the fourth quarter of 2022. The decrease in legal and professional fees from the prior quarter was due to decreases in other professional services expenses. Other expenses decreased $256,000, or 22.2%, in the fourth quarter of 2023 compared to the prior quarter, and increased $85,000, or 10.5%, compared to the same quarter of 2022. The decrease in other expenses from the third quarter of 2023 primarily was due to decreases in losses due to fraud in the fourth quarter of 2023. The increase in other expenses from the comparable quarter in 2022 was primarily due to increased franchise tax expenses and loan tax and insurance expenses in the fourth quarter of 2023.

Income tax expense decreased $39,000 during the three months ended December 31, 2023 compared to the quarter ended September 30, 2023, and decreased $433,000 compared to the same quarter in 2022. The decrease in income tax expense from the prior quarter primarily was due to a lower effective tax rate, while the decrease from the same quarter in 2022 was due to both a lower level of pre-tax income and a lower effective tax rate. The effective tax rate for the fourth quarter of 2023 was 10.8% compared to 12.3% in the third quarter of 2023, and 16.8% in the fourth quarter a year ago. The decrease in the effective tax rate was a result of the use of a captive insurance company, which allows the Company to assume more control over insurance risks and resulted in a more tax-effective structure.

Balance Sheet Summary

Total assets increased $134.0 million, or 10.1%, to $1.5 billion at December 31, 2023 from December 31, 2022. The increase was primarily the result of a $129.4 million, or 13.5%, increase in loans and leases, net of allowance for credit losses, to $1.1 billion at December 31, 2023, partially offset by a decrease of $3.9 million, or 1.3%, in investment securities to $287.6 million at December 31, 2023.

The increase in loans and leases was attributable to an increase in commercial real estate loans, direct financing leases and construction and development loans of $43.5 million, $23.1 million and $17.9 million, respectively. Investment securities decreased primarily due to maturities and principal repayments on investment securities exceeding purchases of new securities.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $8.0 million, or 0.72% of total loans and leases, at December 31, 2023, compared to $9.2 million, or 0.94%, at December 31, 2022. Accruing loans past due more than 90 days totaled $1.7 million at December 31, 2023, compared to $3.2 million at December 31, 2022.
On January 1, 2023, the Bank adopted the accounting standard referred to as the current expected credit loss, or CECL. As a result of the change in methodology from the incurred loss method to the CECL method, on January 1, 2023 the Company recorded a one-time adjustment from equity into the allowance for credit losses in the amount of $3.8 million, net of tax. The allowance for credit losses totaled $15.7 million, or 1.42% of total loans and leases outstanding at December 31, 2023. At December 31, 2022, the allowance for loan and lease losses totaled $12.4 million, or 1.27% of total loans and leases outstanding. Additionally, as a part of the CECL adoption, the Bank established an allowance for off-balance sheet commitments. This allowance, which is reported in other liabilities, totaled $1.6 million at December 31, 2023. Net charge-offs during 2023 were $678,000 compared to net charge-offs of $295,000 during 2022.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential credit losses as of December 31, 2023, which evaluation included consideration of a potential recession due to inflation, higher interest rates, stock market volatility, and overall geopolitical tensions. Credit metrics are reviewed and stress testing is performed on the loan portfolio on an ongoing basis.
Total deposits increased $36.9 million, or 3.7%, to $1.0 billion at December 31, 2023, compared to December 31, 2022, primarily due to an increase in non-brokered time deposits of $46.4 million and brokered time deposits of $10.9 million, partially offset by a $23.9 million decrease in savings and money market accounts and a $4.6 million decrease in interest-bearing demand accounts. Management attributes the shift in funds to customers taking advantage of higher rates being paid on time deposits in 2023 as a result of interest rate hikes enacted by the Federal Reserve. Brokered time deposits totaled $268.8 million, or 25.8% of total deposits, at December 31, 2023. Noninterest-bearing demand deposits increased $8.0 million to $114.4 million at December 31, 2023 compared to $106.4 million at December 31, 2022, and totaled 11.0% of total deposits at December 31, 2023.
As of December 31, 2023, approximately $216.0 million of our deposit portfolio, or 20.7% of total deposits, excluding collateralized public deposits, was uninsured. The uninsured amounts are estimated based on the methodologies and assumptions used for First Bank Richmond’s regulatory reporting requirements.
Stockholders’ equity totaled $134.9 million at December 31, 2023, an increase of $2.5 million, or 1.9%, from December 31, 2022. The increase in stockholders’ equity primarily was the result of net income of $9.5 million and a decrease in Accumulated Other Comprehensive Loss (“AOCL”) of $6.7 million, partially offset by the payment of $5.9 million in dividends to Company stockholders, the repurchase of $6.3 million of Company common stock, and the one-time adjustment to retained earnings of $3.8 million for the adoption of CECL during the first quarter. The decrease in AOCL is primarily due to the improvement in mark-to-market values associated with our available-for-sale investment securities portfolio. At December

31, 2023, the available for sale portfolio had a net unrealized loss of $54.5 million compared to a net unrealized loss of $63.0 million at December 31, 2022. The AOCL impact to equity, after tax effecting the unrealized loss, was $43.0 million at December 31, 2023, compared to $49.8 million at December 31, 2022.

During the quarter ended December 31, 2023, the Company repurchased a total of 91,575 shares of Company common stock at an average price of $10.66 per share. As of December 31, 2023, the Company had approximately 868,036 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 16,818 shares.

About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the past increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission - that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Highlights (unaudited)

	Three Months Ended			Year Ended
SELECTED OPERATIONS DATA:	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
(In thousands, except for per share amounts)

Interest income	$18,581	$17,413	$14,298	$67,410	$51,858
Interest expense	9,250	8,286	3,774	29,748	10,219
Net interest income	9,331	9,127	10,524	37,662	41,639

Provision for credit losses(1)	304	50	—	532	600
Net interest income after provision for credit losses	9,027	9,077	10,524	37,130	41,039
Noninterest income	1,179	1,159	1,391	4,611	4,867
Noninterest expense	8,029	8,013	7,942	30,738	30,157
Income before income tax expense	2,177	2,223	3,973	11,003	15,749
Income tax provision	235	274	669	1,516	2,784

Net income	$1,942	$1,949	$3,304	$9,487	$12,965

Shares outstanding	11,209	11,300	11,784	11,209	11,784
Average shares outstanding:
Basic	10,225	10,359	10,623	10,396	10,766
Diluted	10,260	10,382	10,782	10,451	11,058
Earnings per share:
Basic	$0.19	$0.19	$0.31	$0.91	$1.20
Diluted	$0.19	$0.19	$0.31	$0.91	$1.17
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(1)As a result of the adoption of CECL on January 1, 2023, the provision for credit losses calculated prior to that date was determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the amounts are not directly comparable.

SELECTED FINANCIAL CONDITION DATA:	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
(In thousands, except for per share amounts)

Total assets	$1,462,037	$1,422,319	$1,408,593	$1,361,581	$1,328,026
Cash and cash equivalents	20,225	20,652	17,464	17,390	15,922
Interest-bearing time deposits	—	245	490	490	490
Investment securities	287,638	269,363	287,096	297,498	291,572
Loans and leases, net of allowance for credit losses(1)	1,091,101	1,066,892	1,043,024	989,117	961,691
Loans held for sale	794	568	340	—	474
Premises and equipment, net	13,312	13,342	13,539	13,493	13,668
Federal Home Loan Bank stock	12,647	11,297	10,802	10,082	9,947
Other assets	36,320	39,960	35,838	33,511	34,262
Deposits	1,042,153	1,053,909	1,039,573	1,030,034	1,005,261
Borrowings	271,000	238,000	226,000	183,500	180,000
Total stockholder’s equity	134,860	118,038	130,235	135,553	132,385

Book value (GAAP)	$134,860	$118,038	$130,235	$135,553	$132,385
Tangible book value (non-GAAP)	134,860	118,038	130,235	135,553	132,385
Book value per share (GAAP)	12.03	10.45	11.38	11.60	11.23
Tangible book value per share (non-GAAP)	12.03	10.45	11.38	11.60	11.23
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(1)As a result of the adoption of CECL on January 1, 2023, the allowance amounts calculated prior to that date were determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the balances are not directly comparable.

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Commercial mortgage	$341,633	$345,714	$341,475	$321,314	$298,087
Commercial and industrial	115,428	111,450	114,162	97,880	100,420
Construction and development	157,805	140,651	117,029	125,521	139,923
Multi-family	138,757	135,409	141,545	132,407	124,914
Residential mortgage	162,123	160,488	159,753	152,376	146,129
Home equity	10,904	10,776	10,492	10,923	11,010
Direct financing leases	156,598	154,520	152,181	143,281	133,469
Consumer	24,292	24,176	22,657	21,604	21,048

Total loans and leases	$1,107,540	$1,083,184	$1,059,294	$1,005,306	$975,000

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Noninterest-bearing demand	$114,377	$115,632	$104,691	$96,827	$106,415
Interest-bearing demand	152,878	146,118	149,770	148,798	157,429
Savings and money market	256,755	249,575	267,624	275,006	280,666
Non-brokered time deposits	249,305	240,297	226,493	218,262	202,862
Brokered time deposits	268,838	302,287	290,995	291,141	257,889

Total deposits	$1,042,153	$1,053,909	$1,039,573	$1,030,034	$1,005,261

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended December 31,
	2023			2022
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,093,993	$16,231	5.93%	$956,030	$12,343	5.16%
Securities	270,093	1,794	2.66%	288,204	1,760	2.44%
FHLB stock	11,882	295	9.93%	9,942	117	4.71%
Cash and cash equivalents and other	22,166	261	4.71%	10,118	78	3.08%
Total interest-earning assets	1,398,134	18,581	5.32%	1,264,294	14,298	4.52%
Non-earning assets	47,818			45,149
Total assets	1,445,952			1,309,443

Interest-bearing liabilities:
Savings and money market accounts	270,226	1,452	2.15%	296,747	859	1.16%
Interest-bearing checking accounts	146,259	346	0.95%	156,365	163	0.42%
Certificate accounts	527,781	5,123	3.88%	426,054	1,784	1.67%
Borrowings	251,043	2,329	3.71%	183,538	968	2.11%
Total interest-bearing liabilities	1,195,309	9,250	3.10%	1,062,704	3,774	1.42%
Noninterest-bearing demand deposits	115,890			110,631
Other liabilities	14,392			9,081
Stockholders’ equity	120,361			127,027
Total liabilities and stockholders’ equity	1,445,952			1,309,443

Net interest income		$9,331			$10,524
Net earning assets	$202,825			$201,590

Net interest rate spread(1)			2.22%			3.10%
Net interest margin(2)			2.67%			3.33%
Average interest-earning assets to average interest-bearing liabilities	116.97%			118.97%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Year Ended December 31,
	2023			2022
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,044,471	$58,794	5.63%	$897,918	$44,594	4.97%
Securities	285,600	7,203	2.52%	318,917	6,712	2.10%
FHLB stock	10,750	851	7.92%	9,856	399	4.05%
Cash and cash equivalents and other	13,728	562	4.09%	13,739	153	1.11%
Total interest-earning assets	1,354,549	67,410	4.98%	1,240,430	51,858	4.18%
Non-earning assets	45,212			40,659
Total assets	1,399,761			1,281,089

Interest-bearing liabilities:
Savings and money market accounts	274,497	4,989	1.82%	284,725	2,153	0.76%
Interest-bearing checking accounts	147,964	1,054	0.71%	165,213	534	0.32%
Certificate accounts	509,316	16,767	3.29%	384,038	4,441	1.16%
Borrowings	218,025	6,938	3.18%	179,966	3,091	1.72%
Total interest-bearing liabilities	1,149,802	29,748	2.59%	1,013,942	10,219	1.01%
Noninterest-bearing demand deposits	107,192			111,990
Other liabilities	13,924			7,686
Stockholders’ equity	128,843			147,471
Total liabilities and stockholders’ equity	1,399,761			1,281,089

Net interest income		$37,662			$41,639
Net earning assets	$204,747			$226,488

Net interest rate spread(1)			2.39%			3.17%
Net interest margin(2)			2.78%			3.36%
Average interest-earning assets to average interest-bearing liabilities	117.81%			122.34%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Performance ratios:
Return on average assets(1)	0.54%	0.55%	0.77%	0.86%	1.01%
Return on average equity(1)	6.45%	6.04%	8.05%	8.78%	10.40%
Yield on interest-earning assets	5.32%	5.07%	4.82%	4.68%	4.52%
Rate paid on interest-bearing liabilities	3.10%	2.85%	2.42%	1.94%	1.42%
Average interest rate spread	2.22%	2.22%	2.40%	2.74%	3.10%
Net interest margin(1)(2)	2.67%	2.66%	2.77%	3.04%	3.33%
Operating expense to average total assets(1)	2.22%	2.26%	2.11%	2.19%	2.43%
Efficiency ratio(3)	76.39%	77.91%	69.79%	67.12%	66.66%
Average interest-earning assets to average interest-bearing liabilities	116.97%	118.04%	118.15%	118.13%	118.97%
Asset quality ratios:
Non-performing assets to total assets(4)	0.56%	0.60%	0.62%	0.66%	0.69%
Non-performing loans and leases to total gross loans and leases(5)	0.72%	0.74%	0.81%	0.86%	0.94%
Allowance for credit losses to non-performing loans and leases(5)(6)	195.80%	194.70%	180.44%	179.80%	135.28%
Allowance for credit losses to total loans and leases(6)	1.42%	1.43%	1.45%	1.54%	1.27%
Net charge-offs/(recoveries) to average outstanding loans and leases during the period(1)	0.09%	0.11%	0.08%	(0.03)%	0.06%
Capital ratios:
Equity to total assets at end of period	9.22%	8.34%	9.28%	9.99%	10.01%
Average equity to average assets	8.32%	9.10%	9.62%	9.85%	9.70%
Common equity tier 1 capital (to risk weighted assets)(7)	12.85%	12.48%	12.77%	13.14%	13.23%
Tier 1 leverage (core) capital (to adjusted tangible assets)(7)	10.64%	10.71%	10.81%	10.95%	11.20%
Tier 1 risk-based capital (to risk weighted assets)(7)	12.85%	12.48%	12.77%	13.14%	13.23%
Total risk-based capital (to risk weighted assets)(7)	14.10%	13.73%	14.02%	14.39%	14.31%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	176	176	183	181	181
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)As a result of the adoption of CECL on January 1, 2023, the allowance for credit losses calculated prior to that date was determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the balances are not directly comparable.
(7)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Bradley M. Glover, Acting Chief Financial Officer
(765) 962-2581